LifePoints® Funds Target Date Series

Expense Assumption

October 25, 2010

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re: Russell Investment Company LifePoints® Funds Target Date Series

Dear Mr. Swanson:

Russell Investment Management Company (“RIMCo”), as adviser to Russell Investment Company (“RIC”), agrees to assume all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund, and extraordinary expenses for the series of Russell Investment Company set forth on Schedule A hereto the (“Funds”).

This assumption of expenses supersedes any prior contractual waiver or reimbursement arrangements and any prior non-contractual waiver or reimbursement arrangements. In no event will RIMCo have recourse, now or in the future, to any Fund with respect to any expense assumed pursuant this arrangement.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Pete Gunning
Pete Gunning
President

Accepted and Agreed:

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer

Schedule A

Funds:

2010 Strategy Fund

2015 Strategy Fund

2020 Strategy Fund

2025 Strategy Fund

2030 Strategy Fund

2035 Strategy Fund

2040 Strategy Fund

2045 Strategy Fund

2050 Strategy Fund

2055 Strategy Fund

In Retirement Fund